Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransAtlantic Petroleum Ltd.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-162814) of TransAtlantic Petroleum Ltd. (the “Company”) of our reports dated March 23, 2012 on the consolidated balance sheets of TransAtlantic Petroleum Ltd. as at December 31, 2011 and 2010, and the consolidated statements of operations and comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, which reports appear in the Form 10-K of TransAtlantic Petroleum Ltd. dated March 23, 2012.

Our report dated March 23, 2012, on the consolidated financial statements, contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated March 23, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses relating to the Company not maintaining an effective period-end financial statement closing process and effective controls over translation of its foreign entity account balances were identified and included in management’s assessment.

Our report dated March 23, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states the Company acquired Direct Petroleum Bulgaria EOOD (“Direct Bulgaria”), Direct Petroleum Morocco, Inc. (“Direct Morocco”), Anschutz Morocco Corporation (“Anschutz”) and Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”) during 2011. Management has excluded from its assessment of effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, the internal control over financial reporting of Direct Bulgaria, Direct Morocco, Anschutz and TBNG. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Direct Bulgaria, Direct Morocco, Anschutz and TBNG.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

March 23, 2012

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